Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Kevin Mc Cabe (kmccabe@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS
Net income of $1.2 million or $0.02 per share; Total revenues of $34.8 million
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (May 6, 2009) — Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today reported financial and operating results for the quarter ended March 31, 2009. Key financial results for the 2009 first quarter include:
•	Net income of $1.2 million, or $0.02 per share, compared with a net loss of $7.6 million, or $0.15 per share, in the prior year period

•	Total revenues of $34.8 million increased 42%, compared with $24.5 million in the prior year period

•	Product-related revenue (net product sales and promotion revenue) of $32.1 million increased 53%, compared with $21.0 million in the prior year period
“We are pleased to report solid first quarter financial results, which demonstrate the execution of our strategy to continue to grow our business, invest in our pipeline and move toward sustained profitability,” said Gerald T. Proehl, president and chief executive officer of Santarus. “During the quarter we became actively engaged in the development of our two late-stage product candidates, budesonide MMX® for the treatment of ulcerative colitis and rifamycin SV MMX® for the treatment of traveler’s diarrhea. We believe these product candidates offer the potential for improved efficacy with reduced side effects due to the targeted release of the active drug substance in the colon with minimal systemic absorption.”
Business Highlights
Key first quarter and recent highlights include the following:
•	Grew ZEGERID brand total prescriptions to approximately 294,000 in the first quarter of 2009, an increase of 16% versus total prescriptions in the first quarter of 2008 of approximately 253,000. Total prescriptions for ZEGERID Capsules were up 19% compared with the first quarter of 2008. New prescriptions for the ZEGERID brand and capsules were also up 16% and 19%, respectively, compared with the first quarter of 2008.
•	Announced that the U.S. Food and Drug Administration (FDA) accepted for filing the company’s New Drug Application (NDA) for a new immediate-release tablet formulation to add to the ZEGERID® family of branded prescription pharmaceutical products. Pursuant to Prescription Drug User Fee Act (PDUFA) guidelines, Santarus expects the FDA will complete its review or otherwise respond to the NDA by December 4, 2009.

First Quarter 2009 Financial Results
Total revenues for the first quarter of 2009 were $34.8 million, consisting of $32.1 million in product-related revenue and $2.7 million in license and royalty revenue. Santarus reported $24.5 million in total revenues in the first quarter of 2008, including $21.0 million in product-related revenue and $3.5 million in license and royalty revenue.
Net product sales in 2009 benefited from increased shipment volumes and improved average selling prices over the prior year period. The net product sales of $27.6 million in the first quarter of 2009 were generally consistent with ZEGERID prescription demand in the quarter. This differs from the first quarter of 2008 where net product sales of $19.4 million were significantly lower than prescription demand due to increased inventory levels in the channel at year end 2007.
Santarus reported net income of $1.2 million, or $0.02 per share, for the first quarter of 2009, compared with a net loss of $7.6 million, or $0.15 per share, for the first quarter of 2008.
The cost of product sales was $1.9 million, or approximately 7% of net product sales, in the first quarter of 2009, compared with $1.7 million in the first quarter of 2008, which was approximately 9% of net product sales.
Santarus reported license fees and royalties of $1.8 million in the first quarter of 2009, which consisted of royalties payable to the University of Missouri based on net product sales and amortization of the $12.0 million upfront fee paid to Depomed, Inc. in July 2008. License fees and royalties were $2.7 million in the first quarter of 2008, which consisted of royalties payable to the University of Missouri and to Otsuka America Pharmaceutical, Inc. based on net product sales. Effective with the termination of the co-promotion agreement with Otsuka America on June 30, 2008, Santarus is no longer obligated to pay a royalty to Otsuka America based on ZEGERID net product sales.
Research and development (R&D) expenses were $3.1 million in the first quarter of 2009, compared with $1.7 million in R&D expenses in the first quarter of 2008. The increase was primarily attributable to the company’s 50% share of costs for the ongoing budesonide MMX Phase III clinical trials and to payment of the user fee associated with the submission of the 505(b)(2) NDA to the FDA for a new tablet formulation of ZEGERID.
Selling, general and administrative (SG&A) expenses were $26.7 million for the first quarter of 2009, and $26.5 million for the first quarter of 2008. The increase in SG&A was primarily attributable to an increase in legal fees, advertising and promotional costs for GLUMETZA and increased compensation and health insurance costs, offset in part by a decrease in costs associated with advertising and promotional activities related to ZEGERID.
As of March 31, 2009, Santarus had cash, cash equivalents and short-term investments of $47.8 million, compared with $52.0 million as of December 31, 2008. The net decrease of $4.2 million resulted primarily from decreases in accounts payable and accrued liabilities, including a payment of $3.9 million in research and development expenses reimbursable to Cosmo Technologies under the strategic collaboration for the MMX product candidates, the payment of a $2.5 million one-time sales milestone to the University of Missouri and payment of annual corporate bonuses accrued in 2008. Santarus also held $4.3 million in long-term investments at March 31, 2009 representing the aggregate fair value of auction rate securities and auction rate security rights.

Financial Outlook for 2009
The company affirmed that in 2009 it expects to report:
•	Product-related revenue (net product sales and promotion revenue) of approximately $138 million, representing an increase of approximately 24% over product-related revenue in 2008; total revenues of approximately $145 million.
•	Research and development expenses of approximately $20 million to $23 million, which includes expenses associated with budesonide MMX and rifamycin SV MMX, as well as costs associated with the new ZEGERID tablet formulation.
•	A bottom line estimate ranging from breakeven to a net loss of $3 million for the full year.
If Schering-Plough receives FDA approval of its NDA for an OTC ZEGERID product, Santarus will earn a $20 million regulatory milestone. Should this FDA approval occur in 2009, Santarus’ financial outlook will be positively impacted in the current year.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, May 6, 2009. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 93890312. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
Santarus “What’s New” Analyst and Investor Briefing
Santarus plans to hold an analyst and investor briefing event in New York City on May 13, 2009, to provide an overview of its recently added product candidates, budesonide MMX and rifamycin SV MMX, and an update on commercial activities. In addition to company management, the event will feature noted experts Dr. Luigi Moro of Cosmo Pharmaceuticals; Dr. Simon Travis, Consultant Gastroenterologist at the John Radcliffe Hospital, Oxford, United Kingdom; and Dr. Robert Steffen, Professor Emeritus, University of Zurich Centre for Travel Medicine and Director World Health Organization Collaborating Centre for Travelers’ Health. A webcast of the event will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com and a recording of the event will be available on the company’s Web site for 45 days following the event.
About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists and other targeted physicians. The company’s current commercial efforts are focused on ZEGERID® (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension, which are indicated for the treatment of certain upper GI diseases and disorders, and on GLUMETZA® (metformin hydrochloride extended release tablets), which are indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus is also developing two late-stage lower GI product candidates, budesonide MMX® and rifamycin SV MMX® for the U.S. market. Budesonide MMX is being investigated in two multicenter Phase III clinical trials for the induction of remission of mild or moderate active ulcerative colitis. Rifamycin SV MMX has been investigated in a Phase II clinical program in traveler’s diarrhea. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding projected total revenues, research and development expenses and net loss, the potential for and timing of breakeven, liquidity and other financial performance, the potential to grow ZEGERID and GLUMETZA brand product-related revenues, the potential to receive a $20 million regulatory milestone under the OTC license agreement with Schering-Plough and the timing for completion of the FDA’s review of or response to Santarus’ NDA for its tablet formulation of ZEGERID. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to increase market demand for, and sales of, the ZEGERID and GLUMETZA products; the scope and validity of patent protection for Santarus’ products, including the outcome and duration of its patent infringement lawsuit against Par Pharmaceutical, Inc., and Santarus’ ability to commercialize products without infringing the patent rights of others; Santarus’ ability to generate revenue under its strategic alliances, including the OTC license agreement with Schering-Plough and the license and distribution agreements with GlaxoSmithKline; Schering-Plough’s ability to address issues in the FDA’s Complete Response Letter for its ZEGERID brand OTC product and whether the FDA ultimately approves Schering-Plough’s NDA in a timely manner or at all; Santarus’ ability to successfully develop (including successful completion of the ongoing and planned phase III clinical trials) and obtain regulatory approval for the budesonide MMX and rifamycin SV MMX product candidates in a timely manner or at all; whether the FDA completes its review and approves the NDA for the new ZEGERID tablet formulation in a timely manner or at all; adverse side effects or inadequate therapeutic efficacy of Santarus’ products or products Santarus promotes that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics, including the impact of currently available generic prescription and OTC PPI products and the introduction of additional generic or branded PPI products; Santarus’ ability to further diversify its sources of revenue and product portfolio; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; the impact of the recent turmoil in the financial markets; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are registered trademarks of Santarus, Inc. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. MMX® is a registered trademark of Cosmo Technologies Limited.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents and short-term investments	$47,809	$52,037
Accounts receivable, net	14,332	13,366
Inventories, net	4,801	5,230
Prepaid expenses and other current assets	4,030	3,826

Total current assets	70,972	74,459
Long-term restricted cash	1,400	1,400
Long-term investments	4,261	4,250
Property and equipment, net	975	988
Intangible assets, net	10,875	11,250
Other assets	81	137

Total assets	$88,564	$92,484

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$49,038	$53,109
Allowance for product returns	10,918	10,251
Current portion of deferred revenue	4,647	7,365

Total current liabilities	64,603	70,725
Deferred revenue, less current portion	2,493	2,436
Long-term debt	10,000	10,000
Total stockholders’ equity	11,468	9,323

Total liabilities and stockholders’ equity	$88,564	$92,484

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Revenues:
Product sales, net	$27,555	$19,415
Promotion revenue	4,539	1,583
License and royalty revenue	2,716	3,468

Total revenues	34,810	24,466
Costs and expenses:
Cost of product sales	1,880	1,695
License fees and royalties	1,827	2,729
Research and development	3,111	1,706
Selling, general and administrative	26,718	26,516

Total costs and expenses	33,536	32,646

Income (loss) from operations	1,274	(8,180)
Other income (expense):
Interest income	92	561
Interest expense	(113)	—

Total other income (expense)	(21)	561

Income (loss) before income taxes	1,253	(7,619)
Income tax expense	100	—

Net income (loss)	$1,153	$(7,619)

Net income (loss) per share:
Basic	$0.02	$(0.15)

Diluted	$0.02	$(0.15)

Weighted average shares outstanding used to calculate net income (loss) per share:
Basic	57,821,921	51,312,875
Diluted	58,229,931	51,312,875
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